EXHIBIT 10.3

HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT (this “Agreement”) is made as of the              day of [IPO Date], between SUNSTONE HOTEL TRS, LESSEE, INC. (“Owner”), and SUNSTONE HOTEL PROPERTIES, INC. (“Operator”), a Colorado corporation company.

RECITALS

A. Owner is the lessee of a hotel (the “Hotel”) known as the [Name of Hotel] located at [Address of Hotel].

B. Owner and certain affiliates thereof (collectively, “Owner Affiliate”) and Operator have entered into that certain Master Agreement, dated as of [IPO Date] (the “Master Agreement”) in which the parties have set forth certain agreements that affect all of the hotels (including the Hotel) managed by Operator on behalf of Owner and such Owner Affiliate; and

C. Owner and Operator desire to evidence their agreement with respect to the operation, direction, management, and supervision of the Hotel as more particularly set forth below.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, Owner and Operator agree as follows:

ARTICLE I

THE HOTEL

1.1. Owner and Operator acknowledge that the Hotel consists of and contains:

A.	Building (the “Building”) with ___ guest rooms, restaurant(s), lounge(s), and conference and meeting rooms together with the parcel of land on which the Building is located and any outdoor parking areas or other facilities located on such land;

B.	Mechanical systems and built-in installations (the “Installations”) of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators and escalators, and built-in laundry, refrigeration and kitchen equipment;

C.	Furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles (the “FF&E”);

D.	Chinaware, glassware, silverware, linens, and other items of a similar nature (the “Operating Equipment”);

E.	Stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage (the “Operating Supplies”); and

F.	[Specify recreational facilities and/or parking garage, as appropriate.]

ARTICLE II

OPERATING TERM

2.1. This Agreement shall have a term (the “Operating Term”) commencing on the effective date of the initial public stock offering of shares of capital stock of Sunstone Hotel Investors, Inc. (“Sunstone”) (the “Commencement Date”) and expiring on the twentieth (20th) anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Agreement or unless extended as provided by the terms of this Agreement or as otherwise provided by the written agreement of Owner and Operator. Owner shall have the right, in its sole discretion, to elect to renew this Agreement for up to two (2) additional renewal terms of five (5) years each (each a “Renewal Term”) by giving to Operator written notice of such election at least ninety (90) days prior to the end of the Initial Term or the first Renewal Term (as the case may be). Any and all reference contained herein to Term shall be deemed to include the Operating Term, the Initial Term and the Renewal Term(s).

ARTICLE III

APPOINTMENT AND ENGAGEMENT OF OPERATOR

3.1. Owner hereby engages Operator as the exclusive operator of the Hotel during the Term as agent for and on behalf of Owner, and Operator hereby accepts such engagement.

3.2. Subject to the terms of this Agreement (including without limitation, the limitations of Article XXIII below) and the applicable Budgets, Operator shall have control and discretion in the operation, direction, management and supervision of the Hotel including, without limitation, the determination of credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, food and beverage policies, employee wage, benefits and severance policies, entertainment and amusement policies, leasing, licensing and granting of concessions for commercial space at the Hotel, and all phases of advertising, promotion and publicity relating to the Hotel.

3.3. Operator shall manage and operate the Hotel and all of its facilities and activities in a manner consistent with past practices of the previous Manager of the Hotel, but in all events in accordance with the standards and specifications set forth in any applicable franchise agreement as directed by Owner, so long as Owner provides sufficient capital to enable Operator to operate the Hotel in good standing under such franchise agreement, and in accordance with the Budgets.

3.4. Operator will be available to consult with and advise Owner, at Owner’s reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel. Subject to the terms of the Master Agreement, Operator shall in all events obtain Owner’s prior written approval before implementing any material changes in policies and procedures relating to the Hotel, such approval not to be unreasonably withheld or delayed.

3.5. Operator shall maintain and make available to Owner upon request invoices or other evidence reasonably acceptable to Owner supporting all Operating Expenses described in Section 10.2A(ix) hereof.

3.6. Operator shall not enter into any “barter” arrangements with respect to any Hotel facilities or services, or enter into equipment leases, whether or not the same would be characterized as a capital lease under the Uniform System, without the prior written approval of Owner.

3.7. Owner shall have the right to close the Hotel from time to time on a temporary basis to perform such renovations or other work in the Hotel as Owner may determine in its sole discretion. During any such period of closure Operator shall provide the services set forth in Section 3.8 below, to the extent applicable during such period and Owner shall, in lieu of any management fee, pay to Operator reasonable compensation for such services as Operator may actually render.

3.8. During the Term, Operator, as agent and for the account of Owner, shall in accordance with the Budgets (as defined in Section 8.4) and the other applicable provisions of this Agreement, and only to the extent Owner has provided sufficient funds therefor, either through Hotel operations or directly from Owner:

A.	Recruit, train, direct, supervise, employ and dismiss all personnel employed at or by the Hotel (the “Hotel Employees”) for the operation of the Hotel, and in connection therewith, if one does not already exist for the Hotel, establish and maintain an affirmative action plan for the Hotel; provided, however, and subject to the terms of the Master Agreement, Operator will not make any change in the General Manager, Director of Finance and/or Director of Hotel Sales for the Hotel without the prior written consent of Owner, such consent not to be unreasonably withheld or delayed;

B.	Develop and implement advertising, marketing, promotion, publicity and other similar programs for the Hotel;

C.	Negotiate and enter into leases, licenses and concession agreements (collectively, the “Leases”) for stores, office space and lobby space at the Hotel, collect the rent under such Leases and otherwise administer the Leases; provided, however, that without Owner’s prior written approval, Operator shall not enter into any new Lease, amend any Lease, terminate any Lease, grant any material waiver or consent under any Lease or renew or allow to renew automatically any existing Lease (unless such renewal is not optional on the part of Owner) unless:

(i)	The Lease has a term of one (1) year or less (including any renewal term or extension period); provided that any renewal of any Lease otherwise not requiring Owner’s consent under this clause (i) shall require the prior written consent of Owner;

(ii)	The annual rent (including, without limitation, any reasonably anticipated percentage rent) payable under such Lease is less than Ten Thousand Dollars ($10,000) (as increased (but not decreased) by the same percentage as the percentage increase in the CPI from the first day of the calendar month in which the effective date of this Agreement occurs through the first day of the first month of the then current Fiscal Year);

(iii)	Owner is not required to contribute any amounts on account of landlord work or to perform any landlord work unless the same is specified in an approved Capital Budget;

(iv)	The Lease does not provide for more than one (1) month’s free rent;

(v)	The tenant, licensee, concessionaire or occupant under the Lease is not an Operator Affiliate;

(vi)	The Lease does not demise billboard space or space for the purpose of or otherwise permit erecting and/or using antennas, microwave transmission or other telecommunications facilities;

(vii)	The Lease is not a “barter” arrangement in whole or in part; and

(viii)	The Lease is not otherwise a Major Lease. As used herein, “Major Lease” means any Lease (x) in excess of five hundred (500) square feet, (y) the annual rental under which is equal to or in excess of two percent (2%) of Total Revenues for the corresponding Fiscal Year as set forth in the then applicable Budgets or (z) the execution or amendment of which requires the consent of a party other than Owner under any Major Agreement.

(D)	Negotiate, enter into and, at Owner’s discretion, enforce contracts for the provision of services to the Hotel; provided, however, that without Owner’s prior written consent, Operator shall not enter into any such contract, amend any such contract, grant any material waiver or consent under any such contract or terminate any such contract unless:

(i)	The contract is not a “barter” arrangement in whole or in part;

(ii)	The contract is not an equipment lease, whether or not the same would be characterized as a capital lease under the Uniform System;

(iii)	The contract is not with an Operator Affiliate (as defined herein). For purposes of this Agreement, the term “Operator Affiliate” shall mean any person or entity that, directly or indirectly, controls or is controlled by or is under common control with such person or entity. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, through the ownership of voting securities, partnership interests, by contract or otherwise;

(iv)	The contract has a term of one (1) year or less (including any renewal term or extension period) or is terminable by Owner upon not more than thirty (30) days notice without the payment of any fee or premium; and

(v)	The contract requires an annual payment of less than Fifteen Thousand Dollars ($15,000) (as increased (but not decreased) by the same percentage as the percentage increase in the CPI from the first day of the calendar month in which the effective date of this Agreement occurs through the first day of the first month of the then current Fiscal Year).

E.	Apply for, process and take all necessary steps to procure and keep in effect in Owner’s name (or, if required by the licensing authority, in Operator’s name or both) all licenses, permits and other governmental authorizations required for the operation of the Hotel;

F.	Subject to the Competitive Bidding Requirements (as such term is defined below) and unless otherwise directed by Owner, purchase FF&E, Operating Equipment and Operating Supplies necessary for the operation of the Hotel. All contracts for repairs, renewals and replacement of FF&E, all fixed asset supplies, inventories, provisions, Operating Supplies and capital renewals which exceed Fifteen Thousand and No/100 Dollars ($15,000.00) individually or other projects managed by Operator pursuant to Section 3.10 hereof shall be awarded on the basis of the following “Competitive Bidding Requirements” and solicited in the following manner: (i) a minimum of three (3) bids shall be obtained; (ii) Operator may choose the low bid without Owner’s approval if the expenditure is for an amount which is not greater than five percent (5%) in excess of a budgeted amount; and (iii) if Operator wishes to engage a contractor who provides a bid other than the low bid, Operator shall provide Owner with a written recommendation and other additional support as to why Operator wishes to engage such contractor. Notwithstanding anything set forth herein, Owner shall have the authority to accept or reject any and all bids. Further, the foregoing requirements shall not apply to purchases made through the BuyEfficient Program;

G.	Subject to the terms of the Master Agreement, provide routine accounting services as required in the ordinary course of business;

H.	Cause the Hotel to comply with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities affecting or issued in connection with the Hotel, as well as with orders and requirements of any board of fire underwriters or any other body which may exercise similar functions and in accordance with all Major Agreements and insurance policies with respect to the Hotel. Each party shall promptly deliver to the other any notice of violation thereof received by such party;

I.	Cause all needed repairs and maintenance to the Hotel of which Operator is aware to be made;

J.	Subject to the Budgets, the other applicable provisions of this Agreement and the availability of funds, Operator shall operate the Hotel in accordance with the terms of any applicable mortgage, deed of trust, ground lease and/or hotel franchise agreement (collectively, “Major Agreements”);

K.	At Owner’s direction and with Owner’s prior written approval, institute, defend and settle any legal or administrative proceedings relating to the Hotel without Owner’s direction so long as the resolution of such matter involves less than Two Thousand Dollars ($2,000); provided, that the foregoing shall not apply to accounts receivables which Operator may handle without Owner’s involvement;

L.	Owner’s direction or with Owner’s prior written approval and subject to Section 3.10 hereof, represent Owner in connection with the making of any Capital Improvements which are not Major Renovations. As used herein, the term “Major Renovations” shall mean any alteration or renovation or related series of alterations or renovations of the Hotel which is (i) not in the ordinary course of business at the Hotel and (ii) a material addition of rooms or other facilities at the Hotel, or a material change in the layout of such rooms or other facilities at the Hotel having a material impact upon the Hotel’s structure or infrastructure systems;

M.	Operate with Owner and any prospective purchasers or lenders in all reasonable respects in connection with any actual proposed sale or refinancing of the Hotel; and

N.	Provide such other services as are required under the terms of this Agreement or as are customarily performed by management companies of similar properties in the area of the Hotel or as are necessary for the day-to-day operation, management and supervision of the Hotel.

3.9. Notwithstanding any other provision of this Agreement to the contrary, Operator’s obligations with respect to any Major Agreement shall be limited to the extent (i) complete and accurate summaries of the relevant provisions thereof have been delivered to Operator sufficiently in advance to allow Operator to perform such obligations and (ii) the provisions thereof and/or compliance with such provisions by Operator (1) are applicable to the day-to-day operation, maintenance and non-capital repair and replacement of the Hotel or any portion thereof, (2) do not require contribution of capital or payments of Operator’s own funds, (3) do not materially increase Operator’s obligations hereunder or materially decrease Operator’s rights hereunder, (4) do not limit or purport to limit any corporate activity or transaction with respect to Operator or any Operator Affiliate or any other activity, transfer, transaction, property or other matter involving Operator or any Operator Affiliate other than at the site of the Hotel, and (5) are otherwise within the scope of

Operator’s duties under this Agreement. Owner acknowledges and agrees, without limiting the foregoing, that any failure of Operator or the Hotel to comply with the provisions of any Major Agreement arising out of (A) the condition of the Hotel, and/or the failure of the Hotel to comply with the provisions of such Major Agreement, prior to Operator’s assuming the day-to-day management thereof, (B) construction activities at the Hotel (except to the extent arising from Operator’s or any Operator Affiliate’s management of same pursuant to Section 3.10 hereof), (C) inherent limitations in the design and/or construction of, location of and/or parking at the Hotel, and/or (D) instructions from Owner to operate the Hotel in a manner inconsistent with the Major Agreements shall not be deemed a breach by Operator of its obligations under this Agreement. Operator shall be entitled to rely on the copies of the franchise agreement provided by Owner.

3.10. On a per project basis and at the written request of Owner from time to time, provided that Owner and Operator have agreed upon an additional construction management fee payable to Operator therefor (which fee shall be reflected in the applicable Capital Budget) and pursuant to a written project management services agreement with respect thereto reasonably acceptable to Operator and Owner, Operator or any Operator Affiliate will provide project management services as Owner’s agent in connection with the making of Major Renovations at the Hotel, which project management services may, at Owner’s request, include without limitation Operator negotiating and entering into third party agreements as agent on behalf of Owner for architectural, engineering, testing, consulting and construction services. Project management services with respect to any matters which are not Major Renovations shall be part of Operator’s services under Article III. In the event Owner does not retain Operator to provide project management services with respect to any Major Renovation, Operator shall cooperate in all reasonable respects with Owner and/or any third party project manager retained by Owner with respect to such Major Renovation.

ARTICLE IV

AGENCY; HOTEL EMPLOYEES

4.1. In the performance of its duties as Operator of the Hotel, Operator shall act solely as agent of Owner in a fiduciary capacity. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator or create any interest in, lease of real estate or a lien or security interest of any nature against the Hotel or any portion thereof. Except as otherwise provided in this Agreement, (a) all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only and (b) Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Owner. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.

4.2. All Hotel Employees at all times from and after the Commencement Date shall be employees of Operator. All compensation (including without limitation all wages, fringe benefits and severance payments) of the Hotel Employees shall be an Operating Expense (as defined in Section 10.2) and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account (as hereinafter defined) or if the amounts therein are insufficient by Owner upon demand therefor by

Operator. Owner acknowledges and agrees that Operator shall have the right to institute severance payment policies and bonus programs for the Hotel Employees so long as such policies are reasonable, consistent with past practices of the previous manager of the Hotel and in accordance with the Budgets.

4.3. Operator, with Owner’s prior written approval, may enroll the Hotel Employees in retirement, health and welfare employee benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Operator or similar hotels in the area of the Hotel, provided that Owner may require such plans to be consistent with past practices of the previous manager of the Hotel. Such plans may, with Owner’s prior written approval, be joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Operator or any Operator Affiliate. To the extent so approved by Owner, employer contributions to such plans (including any withdrawal liability incurred upon termination of this Agreement) and reasonable administrative fees which Operator may expend in connection therewith shall be the financial responsibility of Owner and shall be an Operating Expense. The administrative expenses of any joint plans shall be set forth in the applicable Operating Budget. Owner hereby acknowledges and agrees that compliance with the provisions of the Worker Adjustment and Retraining Notification Act and/or any similar state or local laws (together with all rules and regulations promulgated thereunder and including without limitation any such state or local laws, the “WARN Act”) upon any disposition of the Hotel, upon any termination of this Agreement or upon the occurrence of any other event giving rise to the application of the WARN Act is the responsibility and obligation of Owner if and to the extent Owner fails to provide Operator at least seventy (70) days’ prior written notice of such disposition, termination or occurrence to permit Operator to comply with the WARN Act. In the event Owner fails to give Operator at least seventy (70) days prior written notice, Owner hereby agrees to indemnify, defend and hold Operator harmless from and against any cost, expense, obligation, claim or other liability which Operator may incur arising out of or in connection with any breach or claimed breach of the WARN Act in connection with any such disposition, termination or other occurrence.

4.4. Operator may (i) in its discretion, provide lodging for Operator’s executive employees visiting the Hotel in connection with the performance of Operator’s services and allow them the use of Hotel facilities and (ii) with Owner’s prior written approval, provide the General Manager of the Hotel and other Hotel Employees temporary living quarters within the Hotel and the use of all Hotel facilities, in either case at a discounted price or without charge as the case may be.

4.5. Operator shall not be liable for any failure of the Hotel to comply prior to the Commencement Date with any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq.,

and any regulations promulgated pursuant to such statutes (collectively, as amended from time to time, and together with any similar laws now or hereafter enacted, the “Employment Laws”).

4.6. Operator shall from time to time develop and implement policies, procedures and programs for the Hotel (collectively, the “Employment Policies”) reasonably designed to effect compliance with the Employment Laws.

ARTICLE V

PROVISION OF FUNDS

5.1. In performing its services under this Agreement, Operator shall act solely as agent and for the account of Owner. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to the lack of available funds from the operation of the Hotel or as otherwise provided by Owner.

5.2. Operator shall in no event be required (i) to advance any of its funds (whether by waiver or deferral of its management fees or otherwise) for the operation of the Hotel or (ii) to incur any liability unless Owner shall have furnished Operator with funds necessary for the discharge thereof prior to incurring such liability.

ARTICLE VI

CENTRALIZED SERVICES; WIDE AREA NETWORK

6.1. In accordance with the provisions of the Master Agreement, Operator shall provide to the Hotel certain centralized services including accounting, revenue management, sales and marketing, operations supervision and oversight and other similar related services more efficiently provided on a group and centralized basis (collectively, the “Centralized Services”). In addition, Operator may, subject to the Budgets or other prior written approval of Owner, provide or cause any Operator Affiliate to provide for the Hotel other group benefits and services as are made available generally to similar properties managed by Operator.

6.2. Unless otherwise directed by Owner, Operator will utilize the Owner’s BuyEfficient program to enable the Hotel to participate in certain purchasing or other contracts with respect to the Hotel (collectively, “BuyEfficient Program”).

6.3. From the Commencement Date through December 31, 2005, Operator shall continue to use the Hotel’s existing wide area network. Thereafter, Owner and Operator shall mutually agree upon whether to continue utilization of the Hotel’s wide area network or to utilize Operator’s wide area network on terms and conditions to be mutually agreed upon by Owner and Operator. Unless otherwise expressly agreed upon, Operator shall continue to use the Hotel’s existing wide area network.

6.4. The fees and reimbursements payable to Operator under this Article VI shall be subject to the terms and conditions of the Master Agreement.

ARTICLE VII

WORKING CAPITAL AND BANK ACCOUNTS

7.1. The following special accounts shall be established in connection with the operation of the Hotel:

A.	The Deposit Account. All cash (other than cash needed to maintain a reasonable and customary petty cash fund at the Hotel) and checks received by Operator in the operation of the Hotel shall be deposited in a special account or accounts bearing the name of the Hotel (the “Deposit Account”), in such federally insured banks, savings and loans or trust companies as may be designated from time to time by Owner and reasonably approved by Operator. The Deposit Account shall be in the name of Operator as agent for Owner and shall be under the control of Operator. Amounts in the Deposit Account shall not be commingled with other funds of Operator or funds from other properties owned, leased or managed by Operator. Excluding amounts deposited by Operator into the Agency Account sufficient to maintain the Working Capital Reserve (as such term is hereinafter defined), all amounts deposited into the Deposit Account shall be paid into the Owner Account (as hereinafter defined) as set forth in Section 7.1(B). For purposes of this Agreement, the term Working Capital Reserve shall be an amount sufficient to cover any cash shortfalls based upon the monthly cash forecast of projected operating revenues and expenses for the next month (the “Cash Forecast”). To the extent that the Cash Forecast indicates (i) a cash excess, such excess will be transferred to the Owner Account or (ii) a cash shortfall, Owner shall fund such cash shortfall into the Agency Account within five (5) days after receipt by Owner of the Cash Forecast.

B.	The Owner Account. Owner shall establish, in Owner’s name and under the sole control of Owner, a master account or accounts in such federally insured banks, savings and loans or trust companies as may be designated from time to time by Owner (the “Owner Account”). All amounts deposited into the Deposit Account shall be paid into the Owner Account on a weekly basis, or on such other basis as may be determined by Owner from time to time upon written notice to Operator. All credit card receipts shall be deposited directly into the Owner Account. Amounts in the Owner Account may be commingled with funds from other properties owned or leased by Owner, at Owner’s discretion. Owner shall be responsible for paying Fixed Charges and debt service, ground rent and capital costs with respect to the Hotel from the Owner Account or from other funds of Owner, except to the extent Owner has designated Operator in writing to pay such amounts from the Agency Account (as hereinafter defined).

C.	The Agency Account. Operator shall establish, in Operator’s name as agent for Owner and under the control of Operator as hereinafter set forth, a special account or accounts in such federally insured banks, savings and loans or trust companies as may be designated from time to time by Owner (the “Agency Account”). Owner shall deposit into the Agency Account sufficient working capital on an as-needed basis to pay all Operating Expenses and other amounts which are the responsibility of Operator to pay under this Agreement (including without limitation any Fixed Charges and debt service, ground rent and capital costs with respect to the Hotel which Owner may have designated Operator to pay from the Agency Account) (collectively, “Operator Paid Amounts”). From the Agency Account, Operator shall pay all Operating Expenses and other Operator Paid Amounts required to be paid by Operator on Owner’s behalf under this Agreement (to the extent, in each case, such amounts are permitted or required to be paid under this Agreement). Interest on the Agency Account shall accrue to the benefit of Owner but shall be available to pay any Operator Paid Amounts. Checks or other documents of withdrawal from the Agency Account shall be signed only by representatives of Operator, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The identity of such authorized representatives shall be disclosed to Owner from time to time. The premiums for bonding or other insurance shall be an Operating Expense except for premiums for bonding off-site executive employees of Operator. Upon the expiration or termination of this Agreement all remaining amounts in the Agency Account shall be transferred to Owner.

D.	The FF&E Reserve Account. Owner may, at its election, establish an account or accounts in Owner’s name for a reserve for replacements, substitutions and additions to the FF&E in such federally insured banks, savings and loans or trust companies as may be designated from time to time by Owner (the “FF&E Reserve Account”). The FF&E Reserve Account shall be under the sole control of Owner. If and to the extent directed by Owner, Operator shall make deposits to be made to the FF&E Reserve Account directly out of the Agency Account.

7.2. If and to the extent that there are insufficient funds in the Agency Account to pay compensation due to Hotel Employees (including all related payroll and withholding taxes) and if Owner shall fail to deposit such funds in the Agency Account within two (2) business days after written notice from Operator, then Operator may use funds in the Deposit Accounts only to the extent necessary to pay such compensation (not in any event to exceed the amount of such compensation accrued or payable with respect to the two calendar weeks preceding the date of any such draw upon the Deposit Accounts by Operator) and shall immediately advise Owner as to the use of such funds.

7.3. Any security deposit held under a Lease shall be held in a separate account if required by law or the terms of such Lease or if otherwise required by Owner.

7.4. Notwithstanding anything to the contrary set forth in this Article VII, Operator agrees that it will comply with any reasonable requirement or request of the holder of any first mortgage or deed of trust loan encumbering the Hotel to change the manner in which bank and other accounts are held, provided the same does not materially increase Operator’s obligations or liabilities under this Agreement.

ARTICLE VIII

BOOKS, RECORDS AND STATEMENTS; BUDGETS

8.1. Utilizing the Hotel’s existing accounting systems, Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel in accordance with the “Uniform System of Accounts” (Ninth Revised Edition 1996, as further revised from time to time) as adopted by the American Hotel and Motel Association of the United States and Canada (the “Uniform System”) with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice to Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator’s standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Revenues, Operating Expenses or Fixed Charges under Article X. Except for the books and records which may be kept in Operator’s home office located in Southern California or such other location approved from time to time by Owner, the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest records and front office records, shall be the property of Owner. Upon any termination of this Agreement, all of such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of three (3) years.

8.2. Operator shall deliver to Owner within ten (10) days after the end of each month or as otherwise indicated below, the following items (collectively, the “Monthly Reports”):

A.	A balance sheet as of the last day of such month;

B.	A source and use of funds statement for such month;

C.	An income and expense statement for such month;

D.	Detailed departmental income and expense statements for such month;

E.	Such other monthly reports as Owner may reasonably request and to which Operator agrees in writing;

F.	A reforecast of projected revenues and expenses for the next month by the 1st of each month; and

G.	A market share analysis based upon STR reports.

The Monthly Reports shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator’s standard financial reporting and budgeting practices, and shall be certified by the Regional Vice President of Operations and the Director of Hotel Accounting with supervisory responsibility for the Hotel. In addition to the Monthly Reports, Operator shall deliver to Owner within thirty (30) days after the end of each calendar quarter a reforecast of revenues and expenses for the remainder of the current Fiscal Year taking into account the actual results of all prior quarters in such Fiscal Year.

8.3. Year-end financial statements for the Hotel (including a balance sheet, income statement and statement of sources and uses of funds) shall be prepared and delivered by Operator to Owner within ten (10) days after the end of such Fiscal Year and certified by the Director of Hotel Accounting with supervisory responsibilities for the preparation of the Hotel’s financial statements. In addition and in the sole discretion of Owner, such year-end financial statements shall be audited and certified by an independent certified public accountant selected by Owner. Such accountant shall address any findings, reports or opinions that concern Operator’s work under this Agreement to both Operator and Owner. Operator shall provide reasonable assistance with such accountant in the preparation of such statements.

8.4. On or before each October 15th during the Term, Operator shall submit to Owner for the next Fiscal Year the following items (collectively, the “Budgets”):

A.	An operating budget (the “Operating Budget”) setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the operations of the Hotel;

B.	A capital budget (the “Capital Budget”) setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures;

C.	A market share analysis based upon STR reports; and

D.	Such other reports or projections as Owner may reasonably request and to which Operator agrees in writing.

The Budgets shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator’s standard financial reporting and budgeting practices, and shall be in the form attached to this Agreement as Exhibit A. Owner shall notify Operator in writing of its approval or disapproval of the Budgets not later than thirty (30) days after the delivery of the Budgets to Owner and, if Owner disapproves any such Budget, Owner shall state in such notice the reasons therefor with reasonable particularity. In the event Owner fails to notify Operator in writing of its approval or disapproval of any Budget on or before the expiration of such thirty (30) day approval period, then such Budget shall be deemed disapproved by Owner.

Notwithstanding anything to the contrary contained in this Agreement, Operator is not warranting or guaranteeing in any respect that the actual operating results of the Hotel during the period covered by the Budgets will not materially vary from the Budgets. The Budgets are a good faith estimate only and unforeseen circumstances, including but not limited to, cost of labor, material, services and supplies, casualty, law, economic or market conditions may make adherence to the Budgets impracticable.

8.5. Upon approval of the Budgets by Owner, Operator shall use diligent and commercially reasonable efforts to operate the Hotel substantially in accordance with the Budgets. Operator shall not, without Owner’s prior written approval, incur any expense for any departmental line-item in the Operating Budget which causes the aggregate expenditures for such departmental line-item to exceed the budgeted amount by more than five percent (5%) for the applicable Fiscal Year set forth in the Operating Budget, provided that Operator may at Owner’s cost and expense, without Owner’s approval, (x) pay any non-capital expenses (the “Necessary Expenses”) regardless of amount, which are necessary for the continued operation of the Hotel in accordance with the requirements of any Major Agreement and the operational standards set forth in this Agreement and which are not within the reasonable control of Operator (including, but not limited to, those for insurance, taxes, utility charges and debt service), (y) pay any expenses (the “Emergency Expenses”) regardless of amount which, in Operator’s good faith judgment, are immediately necessary to protect the physical integrity or lawful operation of Hotel or the health or safety of its occupants, and/or (z) pay any third-party operating expenses which are commercially desirable to be incurred in order to obtain unbudgeted Hotel revenue in the ordinary course of operating the Hotel in accordance with the then current business plan provided that such unbudgeted revenue is sufficient in Operator’s professional judgment to offset such expenses (“Opportunity Expenses”) not to exceed Ten Thousand Dollars ($10,000) annually.

8.6. If the Operating Budget (or any component of such Budget) with respect to any Fiscal Year are disapproved by Owner as provided in Section 8.4 then, until approval of the Operating Budget (or such components) by Owner, Operator until the resolution of such dispute shall cause the Hotel to be operated substantially in accordance with most recent approved Operating Budget, except for, or as modified by, (a) those components of such Operating Budget for the applicable Fiscal Year approved by Owner, (b) an adjustment to the disputed Operating Budget so as to increase (but not decrease) disputed expense items by the same percentage as any percentage increase in the Consumer Price Index—All Urban Consumers (U.S. City Average) (1982-1984 =100), or any successor index thereto appropriately adjusted (the “CPI”), from the CPI in effect on the first day of the first month of the Fiscal Year applicable to such last approved Budget to the CPI in effect on the first day of the first month of the Fiscal Year applicable to the disputed Operating Budget, (c) Necessary Expenses which shall be paid as required, (d) Emergency Expenses which shall be paid as required and (d) Opportunity Expenses.

8.7. Within ten (10) days after the end of Fiscal Year 2005 and each Fiscal Year thereafter, year-end financial statements for the Hotel (including a balance sheet, income statement and statement of cash flows) shall be certified by the person responsible for accounting and financial reporting for the Portfolio Properties (as defined in the Master Agreement). The year-end statements shall include computations of Total Revenue, Operating Expenses, Fixed Charges and the fees payable to Operator hereunder. If requested by the Owner, such year-end statements will be audited by an independent certified public accountant selected by Owner. Operator shall cooperate in all respects with such accountant in the preparation of such statements and shall use its diligent efforts to enable such statements to be delivered to Owner on or before the date sixty (60) days after the end of each Fiscal Year. Owner shall bear the cost of any audit prepared pursuant to this Section 8.7 unless Gross Operating Profit for the year in question, as certified by Operator, varies by more than four percent (4.0%) from that determined by such audit, in which event the cost thereof shall be borne by Operator.

8.8. Operator shall at all times during the Operating Term of this Agreement, at no cost or expense to Operator, cooperate with Owner’s accountants and provide them with access to all financial and other information relating to the Hotel, and access to Operator’s accountants, work papers and to otherwise assist in minimizing the cost of the audit, sufficient to enable Owner to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (“SEC”) and to enable Owner to satisfy its reporting obligations under the Securities Exchange Act of 1934, as amended, or to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Owner and/or any Owner Affiliate or to enable Owner to prepare and file their tax returns and Operator shall execute any representation letters reasonably requested by Owner’s accountants in connection with the foregoing.

ARTICLE IX

MANAGEMENT FEES

AND PAYMENTS TO OPERATOR AND OWNER

9.1. Owner shall pay to Operator, on a monthly basis, for services rendered under this Agreement a management fee (the “Basic Fee”) equal to: (i) for the period commencing on the Commencement Date and ending on June 30, 2005, [$            ] per month; (ii) for the period commencing on July 1, 2005 and ending on December 31, 2005, [             percent (            %)] of Total Revenues; and (iii) for the period commencing on January 1, 2006 and for the remainder of the Term thereafter, [             percent (            %)] of Total Revenues.

9.2. In addition to the Basic Fee, Owner shall pay to Operator, on a monthly basis, for its centralized accounting services a fee (the “Accounting Fee”) equal to Ten Dollars ($10) per room per month during the Term and for one (1) month after the termination of this Agreement. During the one (1) month following the termination of this Agreement, Operator shall perform such services as are reasonably necessary to transition the accounting process to the new owner and/or operator and to prepare final accounting reports consistent with the reports described in Article VII hereof. The Accounting Fee shall be increased (but not decreased) annually on each anniversary of the Opening Date by the same percentage as any percentage increase in the CPI from the first day of the calendar month in which the Commencement Date occurs through the first day of the calendar month in which such anniversary of the Commencement Date occurs.

9.3. In each month during the Term, Operator shall be paid out of the Agency Account the Basic Fee and the Accounting Fee for the preceding month, as determined from the monthly income and expense statement. Such payment shall be due and made within ten (10) days following delivery of the income and expense statement for such month showing the computation of Total Revenues and the Basic Fee for such month.

9.4. On a weekly basis, or on such other basis as may be determined by Owner from time to time upon written notice to Operator in accordance with the provisions of Article VII of this Agreement, after (a) payment of Operating Expenses, Fixed Charges and, to the extent the same are to be paid by Operator under this Agreement, debt service, ground rent, capital costs and other amounts, (b) deposits to the FF&E Reserve Account in accordance with the Budget, (c) any required payment to Operator pursuant to Section 9.5 below and (d) retention of the Working Capital Reserve, all remaining funds in the Agency Account shall be paid to Owner.

9.5. At the end of each Fiscal Year and following receipt by Owner of the annual audit, if requested by Owner, as set forth in Section 8.3, an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Basic Fee for such Fiscal Year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either (a) place in the Agency Account or remit to Owner, as appropriate, any excess amounts Operator may have received for such fees during such calendar year or (b) be paid out of the Agency Account or by Owner, as appropriate, any deficiency in the amounts due Operator for the Basic Fee.

ARTICLE X

CERTAIN DEFINITIONS

10.1. A. The term “Total Revenues” shall mean all income, revenue and proceeds resulting from the operation of the Hotel and all of its facilities (net of refunds and credits to guests and other items deemed “Allowances” under the Uniform System) which are properly attributable under the Uniform System to the period in question. Subject to Section 10.1(B), Total Revenues shall include, without limitation, all amounts derived from:

(i)	The rentals of rooms, banquet facilities and conference facilities;

(ii)	The sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations;

(iii)	Charges for admittance to or the use of any parking facilities, if included as part of the Hotel, recreational facilities, if included as part of the Hotel, or any entertainment events at the Hotel;

(iv)	Rentals paid under Leases to the extent such Leases cover premises used as newsstands, restaurants, bars, lounges, gift and sundries shops, health clubs and spas, barber shops and beauty salons, car rental agencies, concierge operations, ticket sales, vacation club rentals or otherwise to provide services and merchandise to Hotel guests or which are customarily provided to guests at hotels similar in character to the Hotel (it being agreed that, with respect to other Leases, Operator shall be compensated in amounts agreed upon by Owner and Operator, which amounts shall fairly reflect the time and effort expended by Operator in connection with such Leases);

(v)	Charges for other Hotel services or amenities, including, but not limited to, telephone service, in-room movies, and laundry services; and

(vi)	The gross revenue amount on which the proceeds of business interruption or similar insurance are determined, with respect to any period for which such proceeds are received.

B.	Total Revenues shall not include:

(i)	Sales or use taxes or similar governmental impositions collected by Owner or Operator;

(ii)	Tips, service charges and other gratuities received by Hotel Employees;

(iii)	Proceeds of insurance except as set forth in Section 10.1(A);

(iv)	Proceeds of the sale or condemnation of the Hotel, any interest therein or any other asset of Owner not sold in the ordinary course of business, or the proceeds of any loans or financings;

(v)	Capital contributed by Owner to the Hotel;

(vi)	The receipts of any tenant, licensee or concessionaire under a Lease;

(vii)	Repayments on any loans, including interest thereon, made by Owner;

(viii)	The proceeds of any judgments, awards or settlements;

(ix)	Interest earned on any and all accounts; and

(x)	Any and all security deposits made under any Leases.

10.2. A. The term “Operating Expenses” shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotel and all of its facilities which are properly attributable under the Uniform System to the period in question. Operating Expenses shall include, without limitation:

(i)	The cost of all Operating Equipment and Operating Supplies;

(ii)	Salaries and wages of Hotel personnel, including costs of payroll taxes, employee benefits and severance payments. The salaries or wages of off-site employees or off-site executives of Operator shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee or executive of Operator to temporarily perform services at the Hotel of a nature normally performed by Hotel Employees, his salary (including payroll taxes and employee benefits) for such period only as well as his traveling expenses shall, subject to the Budgets or as otherwise agreed upon in writing by Operator, be Operating Expenses and reimbursed to Operator;

(iii)	The cost of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

(iv)	The cost of all non-capital repairs to and maintenance of the Hotel;

(v)	Insurance premiums (or the allocable portion thereof in the case of blanket policies) for all insurance maintained under Article XIII (other than insurance against physical damage to the Hotel) and losses incurred on any self-insured risks (including deductibles);

(vi)	All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income or franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes (as defined in Section 10.3);

(vii)	Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities;

(viii)	All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

(ix)	To the extent same are specifically provided for in an approved Budget or otherwise approved in writing by Owner, all out-of-pocket expenses and disbursements reasonably incurred by Operator, pursuant to, in the course of, and directly related to, the management and operation of the Hotel under this Agreement, which fees and disbursements shall be paid by out of the Agency Account or paid or reimbursed by Owner to Operator upon demand. Without limiting the generality of the foregoing, but only to the extent specifically set forth in an approved Budget or otherwise approved in writing by Owner, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses, but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotel for the management of the Hotel. Operator shall maintain and make available to Owner invoices or other evidence supporting such charges;

(x)	The Basic Fee and the Accounting Fee;

(xi)	Periodic payments made in the ordinary course of business under any applicable franchise agreement;

(xii)	Any other item specified as an Operating Expense in this Agreement;

(xiii)	The amount of operating expenses used to determine the proceeds of business interruption or similar insurance; and

(xiv)	Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provisions of this Agreement.

B.	Operating Expenses shall not include:

(i)	Amortization and depreciation;

(ii)	The making of or the repayment of any loans or any interest thereon;

(iii)	The costs of any alterations, additions or improvements which for Federal income tax purposes must be capitalized and amortized over the life of such alteration addition or improvement;

(iv)	Payments on account of any equipment lease that is to be capitalized under generally accepted accounting principles;

(v)	Payments under any ground lease, space lease or easement agreement;

(vi)	Payments into or out of the FF&E Reserve Account; or

(vii)	Any item defined as a Fixed Charge in Section 10.3.

10.3. “Fixed Charges” shall mean the cost of the following items relating to the Hotel or its facilities which are properly attributable under the Uniform System to the period in question:

(i)	Real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E (collectively, “Property Taxes”);

(ii)	Insurance against physical damage to the Hotel; and

(iii)	Payments made under any ground lease covering land on which the Hotel is situated.

10.4. “Net Operating Income” for any period shall mean the amount, if any, by which Total Revenues for such period exceed the sum of (a) Operating Expenses and (b) Fixed Charges for such period.

10.5. “Fiscal Year” shall mean each twelve (12) consecutive calendar month period or partial twelve (12) consecutive calendar month period within the Term commencing on January 1st (or, with respect to the first year of the Term, the Commencement Date) and ending on December 31st (or, with respect to the last year of the Term, the expiration or earlier termination of the Term) unless Owner and Operator otherwise agree.

10.6. “Operating Loss” shall mean the amount, if any, by which Operating Expenses exceed Total Revenues.

10.7. “Gross Operating Profit” shall mean the amount, if any, by which Total Revenues exceed Operating Expenses.

ARTICLE XI

FF&E RESERVE

11.1. If and to the extent directed by Owner, during each Fiscal Year there shall be allocated and paid on a monthly basis to the FF&E Reserve Account from Total Revenues or other funds provided by Owner an amount equal to a minimum of four percent (4%) of Total Revenues for such month.

11.2. All funds in the FF&E Reserve Account, together with any interest earned thereon and the proceeds of any sale of FF&E (which proceeds shall be deposited in the FF&E Reserve Account) shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget. At Owner’s direction, any funds remaining in the FF&E Reserve Account at the end of a Fiscal Year shall be carried forward to the next Fiscal Year or paid to Owner.

ARTICLE XII

INSURANCE

12.1. Except for the insurances described in Sections 12.1(D), (E) and (G) which shall be obtained by Operator (to the extent such insurances are commercially available) in Operator’s name as an Operating Expense, and the insurance described in Section 12.1(C) which may (at Owner’s discretion) be obtained by Operator in Operator’s name as an Operating Expense, the following insurance with respect to the Hotel, to the extent such insurance is commercially available, shall be obtained by Owner (or, at Owner’s Request, Operator) and maintained throughout the Term at Owner’s sole cost and expense in the amounts as set forth on Exhibit B:

A.	Insurance covering the Building, the Installations and the FF&E on an all-risk, broad form basis, against such risks as are customarily covered by such insurance (including, without limitation, boiler and machinery insurance, but excluding damage resulting from earthquake, war, and nuclear energy), in aggregate amounts which shall be not less than the full replacement cost of the Building, the Installations and the FF&E (exclusive of foundations, footings and land);

B.	Commercial general liability insurance (including broad form endorsement and coverage against liability arising out of the ownership or operation of motor vehicles) with a combined single limit of not less than $25,000,000 for each occurrence for liability for (i) bodily injury, (ii) death, (iii) property damage, (iv) assault and battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, (vii) wrongful entry or eviction, or (viii) liquor law or dram shop liability;

C.	Worker’s compensation insurance or insurance required by similar employee benefit acts having a minimum per occurrence limit as Owner may deem advisable against all claims which may be brought for personal injury or death of Hotel employees, but in any event not less than amounts prescribed by applicable state law;

D.	Fidelity insurance, in such amounts and with such deductibles as Owner may require, covering Operator’s employees at the Hotel (other than executive employees of Operator) or in job classifications normally bonded in other hotels it manages in the United States or otherwise required by law;

E.	Employee crime insurance in such amounts and with such deductibles as Owner may require;

F.	Business interruption insurance covering loss of income for a minimum period of six (6) months resulting from interruption of business resulting from physical damage caused by the occurrence of any of the risks affecting the Hotel insured against under “all-risk” policy referred to in Section 12.1(A);

G.	Employment Practices Liability Insurance (“Employment Insurance”) with reasonable limits and deductibles;

H.	If the Hotel is located within an area designated “flood prone” pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as the same may be amended from time to time, flood insurance in such amount as Owner may reasonably require; and

I.	Such other or additional insurance as may be (i) required under the provisions of any applicable Major Agreement (provided Operator has been given detailed written notice of such requirements) or (ii) requested by Owner in writing and customarily carried by prudent operators of first-class, full-service hotels in the geographic area of the Hotel including, but not limited to, earthquake insurance.

12.2. All insurance policies obtained by Operator shall name Operator as the insured party and shall name as additional insureds Owner, [name of fee owner], and such other parties as may be required by the terms of any applicable Major Agreements. as appropriate. Owner understands that coverage afforded the Owner as an additional insured is solely for liability arising out of Operator’s activities performed by Operator by or on behalf of Owner and that it may be necessary for Owner to purchase separate policies to cover Owner activities not performed by or on behalf of Operator. In the event that Owner shall obtain any such insurance other than through the program established by Operator, such insurance policy shall name Operator as an additional insured party All insurance policies obtained by Owner shall name Owner as the insured party and shall name as additional insureds Operator, [name of fee owner] and such other parties as may be required with respect to such insurance by the terms of any applicable Major Agreement.

12.3. All insurance policies shall be in such form and with such companies as shall be reasonably satisfactory to Owner and provided Owner has given Operator detailed written notice of such requirements, shall comply with the requirements of any Major Agreement. Insurance may be provided under blanket or master policies covering one or more other hotels operated by Operator or owned by Owner. The portion of the premium for any blanket or master policy which is allocated to the Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner by Operator and, subject to verification by Owner of the method used to determine such allocation, reasonably approved by Owner and paid out of the Agency Account or if the funds therein are insufficient by Owner upon demand therefor by Operator. Such amount shall be determined by a suitable and customary formula applying the specific hotel exposures against appropriate rates to determine the premium allocation for the Hotel.

12.4. All insurance policies shall specify that they cannot be canceled or modified on less than twenty (20) days prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement, provided that Operator has been advised in writing of such period) and shall provide that claims shall be paid notwithstanding any act or negligence of Owner, or Operator unilaterally or on behalf of Owner, including without limitation their respective agents or employees.

12.5. All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Operator any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial owners.

12.6. Owner and Operator hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under Section 12.5, associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article or otherwise.

12.7. The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be paid into the Owner Account to the extent of Owner’s interest therein unless otherwise required by the terms of a Major Agreement.

12.8. Operator shall have the right to pay for, or reimburse itself for, insurance required under this Article XII out of the Agency Account. Notwithstanding anything to the contrary set forth in this Agreement, Operator shall have no obligation to obtain or maintain any insurance set forth in this Article if funds from Total Revenues or funds otherwise provided by Owner are not made available to Operator to purchase the same.

12.9. Subject to the prior written approval of Owner, Operator may act, directly or indirectly, in a brokerage capacity with respect to the insurance required under this Article or as a direct insurer or reinsurer with respect to the same.

ARTICLE XIII

PROPERTY TAXES

13.1. Unless Owner instructs Operator in writing that Owner will pay the Property Taxes, Operator shall pay all Property Taxes on behalf of Owner not less than ten (10) days prior to the applicable due dates so long as (a) funds from Total Revenues or funds otherwise provided by Owner are available, and (b) Operator has received written notice thereof sufficiently in advance to make such payments. Upon Owner’s request, Operator shall promptly furnish Owner with proof of payment of Property Taxes.

13.2. Upon Owner’s request, Operator shall from time to time advise Owner of the desirability of contesting the validity or amount of any Property Tax (a “Tax Contest”). Owner may, whether or not Operator so recommends, pursue a Tax Contest, and Operator agrees to cooperate with Owner in a Tax Contest and execute any documents or pleadings required for such purpose, provided that the facts set forth in such documents or pleadings are accurate and that such cooperation or execution does not impose any liability on Operator. All out-of-pocket costs and expenses incurred by Owner and Operator in connection with a Tax Contest shall be Operating Expenses.

ARTICLE XIV

REPAIRS AND MAINTENANCE

14.1. Operator shall perform ordinary repairs and maintenance at the Hotel, subject to the Budgets and Owner providing sufficient funding. Ordinary repairs shall include only those which are normally expenses under generally accepted accounting principles. The cost of ordinary repairs shall be paid from Total Revenues and shall be treated as an Operating Expense.

14.2. As part of the annual budgeting process, Operator shall prepare an annual estimate of non-Routine Capital Expenditures to the Hotel, including without limitation the structure, the exterior façade, the mechanical, electrical, heating, ventilating, air conditioning, or plumbing systems.

14.3. After notice to Owner, if practicable, Operator may take appropriate remedial action without Owner consent in the event of: (i) an emergency threatening the health and safety of the Hotel or its guests or employees; or (ii) if the expenditures are necessary to avoid Operator’s exposure to any civil or criminal liability. Operator shall have the right to participate in any decisions that affect any conditions as described in this Section 14.3.

14.4. If Owner directly performs or contracts for repair, maintenance, refurbishing, construction or renovations at the Hotel, Owner shall exercise commercially reasonable efforts to coordinate, and require its contractors and subcontractors to coordinate, with Operator including, but not limited to, exercising commercially reasonable efforts to cause any Owner employees, contractors or subcontractors to comply with safety and security rules of the Hotel and communicate on a regular basis the activities being performed at the Hotel to assure the health, safety and efficient operation of the Hotel and its guests and employees.

ARTICLE XV

OWNER COVENANTS AND REPRESENTATIONS

15.1. Owner represents and warrants that it holds good and marketable either (a) fee title to the Hotel or (b) leasehold interest in the Hotel.

15.2. Owner represents and warrants that neither it, nor any Owner Affiliate (nor any of their respective principals, partners or funding sources but excluding any owner of publicly traded shares of Sunstone, or other interests convertible into such shares, is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a person otherwise identified by a government or legal authority as a person with whom Owner or Operator is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Owner agrees that it will notify Operator in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 15.2 incorrect.

ARTICLE XVI

DAMAGE OR DESTRUCTION; CONDEMNATION

16.1. If the Hotel is damaged by fire or other casualty, Operator shall promptly notify Owner, but no later than five (5) days following such occurrence. Operator shall cooperate with and assist Owner in evaluating the extent of the damage, filing and pursuing insurance claims, developing plans for the restoration of the Hotel and modifying the applicable Budgets to reflect the effect of the casualty on operations. This Agreement shall remain in full force and effect subsequent to such casualty provided that either party may terminate this Agreement upon thirty days prior notice to the other party if (a) Owner shall elect to close the Hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (b) Owner shall determine in good faith not to proceed with the restoration of the Hotel.

16.2. If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Operator learns that any such proceeding may be commenced, Operator shall promptly notify Owner, but no later than five (5) days following the date Operator learns of such proceeding. Operator shall cooperate with and assist Owner in evaluating the effect of the condemnation, pursuing any negotiation, litigation, administrative action or appeal relating to the condemnation award, developing plans for the restoration of the Hotel and modifying the applicable Budgets to reflect the effect of the condemnation on operations. Either party may terminate this Agreement on thirty (30) days notice to the other party if (a) all or substantially all of the Hotel is taken through condemnation or (b) less than all or substantially all of the Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated in the manner the Hotel is then being operated pursuant to this Agreement.

16.3. Any condemnation award or similar compensation shall be the property of Owner, provided that Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation.

16.4. Operator shall not be entitled to any Termination Fee or similar compensation by reason of any termination of this Agreement pursuant to this Article XVI; provided, however, if this Agreement terminates pursuant to this Article 16 (i) prior to, or on December 31, 2005, Owner shall pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year hereunder multiplied by one and one-half (1.5) (and if such termination occurs prior to the end of the first full Fiscal Year, the budgeted Basic Fee for the first full Fiscal Year shall be used to calculate the amount due to Operator under this Article 16) or (ii) on or after January 1, 2006 but prior to, or on December 31, 2006, Owner shall pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year of this Agreement.

ARTICLE XVII

EVENTS OF DEFAULT AND TERMINATION RIGHTS

17.1. The following shall constitute events of default:

A.	If either party shall be in default on the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) days after written notice from the other party;

B.	If either party shall be in material default on the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, or if Operator shall consistently and willfully refuse to follow instructions of Owner with respect to the operation of the Hotel (provided such instructions are not materially inconsistent with the provisions of this Agreement, the Major Agreements or applicable law) provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default, unless such default remains uncured for a period of ninety (90) days after receipt of such notice (or, in the event a default of the type set forth in this subsection B shall result in a default under any Major Agreement, such shorter cure period (if any) with respect to such default as shall be provided for therein);

C.	If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any such proceeding by any other person or entity (an “Involuntary Proceeding”);

D.	If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days; or

E.	If Owner violates Section 15.2 hereof in which case Operator may terminate this Agreement immediately.

17.2. Unless otherwise stated in Section 17.1 hereof, if any event of default shall occur, the non-defaulting party may terminate this Agreement on five (5) days prior notice to the defaulting party.

17.3. The right of termination set forth in Section 17.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.

17.4. Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, terrorist activity, riot or other civil commotion or any other cause beyond the reasonable control of such party (which shall not include the inability of such party to meet its financial obligations), provided that any such occurrence is an extraordinary (as opposed to a routine or cyclical) material event that was not reasonably foreseeable when the then applicable Budget was prepared.

17.5. Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, punitive damages or exemplary damages.

17.6. Notwithstanding anything to the contrary contained in this Agreement, if within thirty (30) days after receiving Operator’s written request Owner fails to approve any changes, repairs, alterations, improvements, renewals or replacements to the Hotel which Operator determines in its reasonable judgment are necessary (i) to protect the Hotel, Owner and/or Operator from innkeeper liability exposure, (ii) to ensure material compliance with any applicable code requirements pertaining to life safety systems requirements or (iii) to ensure material compliance with any applicable state, local or federal employment law, including without limitation the Americans with Disabilities Act, then Operator may terminate this Agreement upon thirty (30) days’ written notice to Owner delivered at any time after the expiration of Owner’s thirty (30) day approval period. In such event Operator shall not be entitled to receive any Termination Fee or similar compensation; provided, however, if this Agreement is so terminated (i) prior to, or on December 31, 2005, Owner shall pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year hereunder multiplied by one and one-half (1.5) (and if such termination occurs prior to the end of the first full Fiscal Year, the budgeted Basic Fee for the first full Fiscal Year shall be used to calculate the amount due to Operator under this Section 17.6) or (ii) on or after January 1, 2006 but prior to, or on December 31, 2006, Owner shall pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year of this Agreement.

17.7. At any time, Owner may terminate this Agreement, with or without cause, upon thirty (30) days prior written notice so long as (i) all amounts due Operator under this Agreement have been paid in full, (ii) subject to the last sentence of this Section 17.7 or any other provision of this Agreement to the contrary, Owner pays Operator the Termination Fee and (iii) Owner fully and unconditionally indemnifies, holds harmless and defends Operator from any and all claims, damages, costs, expenses (including reasonable attorney’s fees) arising under or relating to the WARN Act to the extent required under Section 4.3. For purposes of this Agreement, the “Termination Fee” shall be equal to: (A) if the termination occurs prior to the end of the first full Fiscal Year of the Term, an amount equal to the budgeted Basic Fee for the first full Fiscal Year multiplied by two and one-half (2.5), (B) if the termination occurs in the second full Fiscal Year of the Term, an amount equal to the prior Fiscal Year’s Basic Fee multiplied by two (2.0), (C) if the termination occurs in either of the third or fourth full Fiscal Years of the Term, an amount equal to the prior Fiscal Year’s Basic Fee multiplied by one and one half (1.5), (D) if the termination occurs in the fifth full Fiscal Year of the Term, an amount equal to the prior Fiscal Year’s Basic Fee, (E) if the termination occurs in the sixth full Fiscal Year of the Term, an amount equal to the prior Fiscal Year’s Basic Fee multiplied by one half (.5), and (F) if the termination occurs after the sixth full Fiscal Year of the Term, there shall be no Termination Fee. For purposes of this Section 17.7, the Basic Fee shall be calculated as an amount equal to two percent (2%) of Total Revenues. For the avoidance of doubt, no Termination Fee shall be payable to Operator in connection with Owner’s election to terminate this Agreement pursuant to Sections 17.8, 17.9 (unless such termination occurs on or prior to December 31, 2005 and then only to the extent specifically provided in Section 17.9), 17.10 (except as otherwise set forth in the Master Agreement), 23.2 or pursuant to any other provision allowing Owner to terminate this Agreement upon the occurrence of an Event of Default.

17.7. Beginning with Fiscal Year 2006, if the Hotel fails to achieve in any Fiscal Year (i) the Incentive Fee Threshold for the Hotel for such Fiscal Year, and (ii) ninety-five percent (95%) of the Hotel’s REVPAR Penetration Index (relative to the Hotel’s Competitive Set) achieved during the immediately preceding Fiscal Year (collectively, a “Performance Failure”), Owner may terminate this Agreement upon thirty (30) days prior written notice to Operator with no termination fee or similar compensation. As an example, if the Hotel’s REVPAR Penetration Index for a Fiscal Year is

one hundred and ten percent (110%), the Hotel must achieve a REVPAR Penetration Index of at least one hundred and four and one half percent (104.5%) during the next succeeding Fiscal Year to satisfy the requirements of Section 17.8(ii) above. For purposes hereof, the Competitive Set shall mean the competitive set for the Hotel as determined by the Hotel’s then current STR Report prepared by Smith Travel Research, or if such report is no longer being prepared, a similar third party report to be mutually agreed to by Owner and Operator (the “STR Report”). Notwithstanding the foregoing, if Owner notifies Operator that Owner elects to terminate this Agreement for a Performance Failure, Operator shall have a one time right, in its sole discretion, to cure the Performance Failure by making a payment to Owner equal to the amount by which the Incentive Fee Threshold exceeds actual Net Operating Income for such Fiscal Year. Upon the occurrence of a second Performance Failure, Owner shall have the right to terminate this Agreement without the payment of a termination fee upon thirty (30) days prior written notice to Operator so long as (a) Owner has paid Operator all amounts due and owing under this Agreement and (b) Owner fully and unconditionally indemnifies, holds harmless and defends Operator from any and all claims, damages, costs, expenses (including reasonable attorney’s fees) arising under or relating to the WARN Act to the extent required under Section 4.3 hereof. Notwithstanding the foregoing, Owner and Operator will negotiate in good faith each year during the process of approving the Budgets (as described in Article VIII hereof) whether the provisions of this Section 17.8 shall apply in the event that (x) the Hotel will undergo, in whole or in part, a Major Renovation during such Fiscal Year that will affect the Operator’s ability to comply with the provisions of this Section 17.8 or (y) Operator demonstrates that the failure to make capital improvements proposed by Operator to the Hotel will affect the Operator’s ability to comply with the provisions of this Section 17.8.

17.9. In addition, Owner shall have the right to terminate this Agreement without the payment of any termination fee in the event that Operator acquires an equity interest in a hotel which is in the Hotel’s Competitive Set (as defined in Section 17.8 hereof), so long as (i) all amounts due to Operator under this Agreement have been paid in full and (ii) Owner provides to Operator at least thirty (30) days prior written notice of termination at any time after Owner receives notice that Operator has acquired an equity interest in a hotel in the Hotel’s Competitive Set. In addition, Owner shall have the right to terminate this Agreement in the event Operator commences management of a hotel within the Hotel’s Competitive Set, so long as (i) all amounts due to Operator under this Agreement have been paid in full, (ii) Owner provides to Operator at least thirty (30) days prior written notice of termination, (iii) Owner fully and unconditionally indemnifies, holds harmless and defends Operator from any and all claims, damages, costs, expenses (including reasonable attorney’s fees) arising under or relating to the WARN Act to the extent required under Section 4.3 hereof, (iv) if such termination occurs prior to or on December 31, 2005, Owner pays to Operator an amount equal to the Basic Fee for the first full Fiscal Year of this Agreement (and if such termination occurs prior to the end of the first full Fiscal Year, the budgeted Basic Fee for the first full Fiscal Year shall be used to calculate the amount due to Operator under this Section 17.9) and (v) Operator is still continuing to manage such other hotel on the proposed effective date of termination set forth in the Owner’s notice of termination.

17.10. Either party may terminate this Agreement in accordance with the terms of the Master Agreement.

ARTICLE XVIII

TERMINATION OF AGREEMENT

18.1. Upon termination of this Agreement for any reason, Operator and Owner agree to sign any documents reasonably necessary to effect such termination or change in management for the Hotel.

18.2. Operator and Owner agree that upon termination, there may be certain adjustments to the final accounting for which information may not be available at the time of the final accounting and the parties agree to readjust such amounts and make the required cash adjustments when such information becomes available; provided, however, but subject to the provisions of Article XXII hereof, all accounts shall be deemed final two (2) years after termination of the Agreement.

18.3. Operator shall release to Owner any of Owner’s funds and accounts controlled by Operator, except as stated herein.

18.4. With the exception of employment records to the extent Operator has a legal obligation or duty of confidentiality with respect to such records, Operator shall provide or make available to Owner all books and records with respect to the Hotel upon termination of this Agreement.

18.5. To the extent permitted by applicable laws, Operator shall cooperate with Owner to assign any permits or licenses to Owner or the subsequent manager or owner; provided that (i) Owner give Operator sufficient time to effect such transfers; (ii) Owner shall cooperate and require that the new manager and/or owner to cooperate with Operator with respect to such transfers; (iii) Owner shall pay or reimburse any costs or expenses, including reasonable attorney fees, incurred by Operator in connection with these efforts.

18.6. All software used at the Hotel which is owned or licensed by Operator or any Operator Affiliate shall remain the exclusive property of Operator. Operator shall have the right to remove such software without compensation to Owner.

18.7. In the event this Agreement terminates, the parties agree that, on and after the effective date of such termination, Hotel personnel employed by Operator immediately prior to the effective date of termination will either be employed by Owner, or Owner will take such other action with respect to their employment, which may include at least seventy (70) days’ prior notification by Owner to Operator of the prospective termination of the employment of such personnel, so as, in any case, to ensure that Operator may avoid any liability pursuant to the WARN Act. Owner hereby agrees to defend, indemnify and hold harmless Operator from and against any and all manner of claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) relating to or arising from Owner’s breach of the foregoing covenant. Further, Owner agrees to assume all severance pay, accrued vacation or personal leave, COBRA and similar liabilities and obligations to the Hotel’s personnel, which Operator shall or may incur in connection with such termination of this Agreement, and Owner hereby agrees to defend, indemnify and hold harmless Operator from and against any and all manner of claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) relating to or resulting from Owner’s breach of the foregoing covenant. Upon Owner’s request to Operator, Operator shall take all prudent and proper actions as operator, to notify, advise and cooperate with Owner in order to mitigate any such liability or expense of Owner.

ARTICLE XIX

ASSIGNMENT

19.1. Operator shall not assign or pledge this Agreement (including as a result of a Change in Control (as defined below) of Operator) without the prior consent of Owner, which may be withheld in Owner’s sole discretion; provided, however, so long as an assignment does not result in either a Change in Control of Operator (including a direct or indirect parent company) or Interstate Hotels & Resorts, Inc. (“IHR”) or a tangible material adverse economic effect upon Owner, Operator may, without the consent of Owner, assign this Agreement to (a) any Operator Affiliate, (b) any entity which is the successor by merger, consolidation or reorganization of Operator or Operator’s general partner, managing member or parent corporation or (c) the purchaser of all or substantially all of the hotel management business of Operator or Operator’s general partner, managing member or parent corporation. For purposes of this Agreement, a “Change in Control” of Operator or IHR shall mean (i) a change of more than fifty percent (50%) of the voting control of Operator or IHR (or another direct or indirect parent company), or another direct or indirect parent company of Operator, in a single transaction or series of transactions constituting a single transaction (unless arising from the issuance in an underwritten public offering by IHR of additional voting stock or instruments convertible into voting stock) coupled with (ii) two (2) or more of Messrs. Morse, Studer or Elston leaving their management positions with Operator. Nothing in this Agreement shall prohibit or be deemed to prohibit any pledge by Operator of the Basic Fee or any other amounts received by Operator under this Agreement to any lender as collateral security for debt of Operator and/or Operator’s Affiliates. Owner shall have the right as its sole and exclusive remedy, to terminate this Agreement if a Change in Control of Operator occurs. In the event that Owner terminates this Agreement as a result of a Change in Control of Operator, Owner shall (x) provide to Operator at least thirty (30) days prior written notice of termination and (y) if such termination occurs (i) on or prior to December 31, 2005, pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year multiplied by one and one-half (1.5) (and if such termination occurs prior to the end of the end of the first full Fiscal Year, the budgeted Basic Fee for the first full Fiscal Year shall be used to calculate the amount due to Operator under this Section 19.1) or (ii) on or after January 1, 2006 but prior to, or on December 31, 2006, Owner shall pay to Operator an amount equal to the Basic Fee for the first full Fiscal Year of this Agreement.

19.2. Owner shall not assign this Agreement without the prior consent of Operator, provided that, Owner may assign this Agreement without Operator’s consent to (a) any person or entity acquiring the fee or leasehold interest in the Hotel if as of the effective date of such acquisition such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Owner’s obligations under this Agreement accruing from and after the effective date of such assignment or (b) any Owner Affiliate so long as such Owner Affiliate is, or simultaneously with such assignment becomes, the fee owner or lessee of the Hotel.

19.3. Upon any permitted assignment of this Agreement and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising after the effective date of the assignment.

ARTICLE XX

NOTICES

20.1. Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission, receipt electronically or verbally confirmed, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:	c/o Sunstone Hotel Investors, Inc.
903 Calle Amanecer, Suite 100
San Clemente, CA 92673
Attention: Gary A. Stougaard and Jon Kline
Facsimile No.: (949) 369-4230

and Operator:	c/o Interstate Hotels & Resorts, Inc.
4501 N. Fairfax Drive, Suite 800
Arlington, VA 22203
Attention: Senior Vice President and General Counsel
Facsimile No.: (703) 387-3389

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 20.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the business day it shall have been sent by facsimile transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or (c) on the date received if it shall have been given to a nationally-recognized overnight courier service.

ARTICLE XXI

SUBORDINATION; ESTOPPELS; RECOGNITION

21.1. Operator acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any first mortgage or deed of trust loan, or any junior mortgage or deed of trust loan held by an institutional investor, encumbering the Hotel whether now or hereafter existing; provided, however, that (i) Operator shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement and (ii) Operator shall not be obligated to waive, or to forbear from exercising (unless and to the extent Operator receives reasonable assurance that it will be paid or reimbursed for any and all amounts due to Operator under this Agreement during the period of any such forbearance, which period will not exceed sixty (60) days in any event) any right it may have to terminate this

Agreement. The provisions of this Section 21.1 shall be self-operative but Operator agrees to execute and deliver promptly within ten (10) days after receipt thereof by Operator any document or certificate containing such other terms as may be customary and reasonable confirming such subordination as Owner or the holder of any such lien may reasonably request.

21.2. If any person or entity making or holding a loan to be secured by a mortgage or deed of trust encumbering the Hotel shall request that Operator agree to modifications of this Agreement, Operator shall enter into an agreement setting forth such modifications provided that the same do not materially and adversely affect the rights or obligations of Operator under this Agreement. Such modifications may include, but shall not be limited to, Operator’s agreement to give notice of, and the opportunity to cure, any defaults on the part of Owner to such person or entity.

21.3. Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified or if any defaults exist hereunder and supplying such other information as the requesting party may reasonably require.

21.4. Owner shall execute and deliver to Operator, simultaneously with the execution of this Agreement and as a condition precedent to Operator’s obligations under this Agreement, a recognition agreement, in form and content reasonably acceptable to Operator, pursuant to which the fee owner shall recognize this Agreement or agree to enter into (or cause its successor lessee to enter into) a new management agreement with Operator for the balance of the Operating Term, together with any renewal rights, with respect to the Hotel upon substantially the same terms and conditions as contained in this Agreement, in the event that the [Main Lease][Define] shall expire or terminate prior to the expiration of the Term; provided, however, that the fee Owner shall have no such obligation if Owner shall have terminated (or, simultaneously with such termination, shall terminate) this Agreement pursuant to the provisions of this Agreement or other applicable provision of this Agreement.

ARTICLE XXII

INDEMNIFICATION

22.1. Operator hereby agrees to indemnify, defend and hold Owner (and Owner’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) that may be incurred by or asserted against any such party and that arise from (a) the willful misconduct or gross negligence of the Hotel’s General Manager, (b) the fraud, willful misconduct or negligence of the off-site employees of Operator, (c) the breach by Operator of any provision of this Agreement or (d) any action taken by Operator which is beyond the scope of Operator’s authority under this Agreement. Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

22.2. Except as provided in Section 22.1, Owner hereby agrees to indemnify, defend and hold Operator (and Operator’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) that may be incurred by or asserted against such party and that arise from or in connection with (a) the performance of Operator’s services under this Agreement (including compliance with Section 3.3 hereof), (b) any act or omission (whether or not willful, tortious, or negligent) of Owner or any third party or (c) or any other occurrence related to the Hotel (including but not limited to environmental or life-safety matters) and/or Operator’s duties under this Agreement whether arising before, during or after the Term. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.

22.3. Supplementing the provisions of Sections 22.1 and 22.2, if any claim shall be made against Owner and/or Operator which is based upon a violation or alleged violation of the Employment Laws (an “Employment Claim”), the Employment Claim shall fall within Operator’s indemnification obligations under Section 22.1 only if it is based upon (a) the willful misconduct or gross negligence of the Hotel’s General Manager, (b) the willful misconduct or negligence of Operator’s off-site employees or (c) Operator’s breach of its obligations under Section 5.5, 4.6 and shall otherwise fall within Owner’s indemnification obligations under Section 22.2.

22.4. If any action, lawsuit or other proceeding shall be brought against any party (the “Indemnified Party”) hereunder arising out of or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the party required to provide indemnification hereunder (the “Obligor”) in writing thereof and Obligor shall promptly assume the defense thereof (including without limitation the employment of counsel selected by Obligor), such defense to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for the Indemnified Party to deny consent to any settlement that requires the Indemnified Party to admit guilt or liability). The Indemnified Party shall cooperate with the Obligor in the defense of any such action, lawsuit or proceeding, on the condition that the Obligor shall reimburse the Indemnified Party for any out-of-pocket costs and expenses incurred in connection therewith. The Obligor shall have the right to negotiate settlement or consent to the entry of judgment with respect to the matters indemnified hereunder; provided, however, that if any such settlement or consent judgment contemplates any action or restraint on the part of the Indemnified Party, then such settlement or consent judgment shall require the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In addition to the foregoing, the Indemnified Party shall have the right, at the expense of the Indemnified Party, to employ separate counsel in any such action and to participate in the defense thereof. An Indemnified Party may settle any action for which it is Indemnified hereunder on behalf of itself only (i.e., with respect to its own liability and with no requirement of Obligor to admit guilt or liability) with the prior written consent of Obligor, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for Obligor to deny consent to any settlement that requires Obligor to expend funds in an amount Obligor determines in good faith is inappropriate so long as the Indemnified Party remains adequately protected at all times). In the event that Obligor fails to use reasonable efforts to defend or compromise any action, lawsuit or other proceeding for which an Indemnified Party is indemnified hereunder, the Indemnified Party may, at Obligor’s expense and without limiting Obligor’s liability under the applicable indemnity, assume the defense of such action and the Obligor shall pay the charges and expenses of such attorneys and other persons on a current basis within thirty (30) days of submission of invoices or bills therefor. In the event the Obligor is Owner and Owner neglects or refuses to pay such charges, Operator may pay such charges out of the Agency Account and deduct such charges from any amounts due Owner, or add such charges to any amounts due Operator from Owner under this Agreement. If Operator is the Obligor and Operator neglects or refuses to pay such charges, the amount of such charges shall be deducted from any amounts due Operator under this Agreement.

22.5. The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Operating Term.

ARTICLE XXIII

REIT LAW COMPLIANCE

23.1. Operator acknowledges that Owner is a subsidiary of Sunstone, a real estate investment trust (“REIT”) and that Owner is a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder (the “Code”). Operator agrees to enter into such modifications of this Agreement as Owner may reasonably request from time to time in order to comply with the requirements of the Code applicable to a REIT and taxable REIT subsidiary so long as such modifications do not materially and adversely affect the rights or obligations of Operator under this Agreement.

23.2. Operator hereby acknowledges that in order for Sunstone to qualify as a REIT, and Owner to qualify as a taxable REIT subsidiary, Operator must be an “eligible independent contractor” within the meaning of that term under the Code and agrees not to knowingly engage in any activity that would prevent it from being an “eligible independent contractor” at any time during the Operating Term of this Agreement, or would otherwise jeopardize the REIT status of Sunstone, including but not limited to the following: (1) permit wagering activities to be conducted at or in connection with the Hotel by a person who is legally authorized to engage in such business, (2) stop being actively engaged in the trade or business of operating hotels for parties unrelated to Sunstone or the Owner, (3) own (directly or indirectly) more than 35% of the shares of Sunstone or the Owner, or (4) permit a person who owns (directly or indirectly) 35% of Sunstone or the Owner to also own 35% (directly or indirectly) of Operator; provided, however, Owner’s sole and exclusive remedy for violation of subsection (4) above shall be to terminate this Agreement. In the event of a violation of the foregoing, this Agreement shall be deemed to have been terminated at a time immediately prior to such violation.

ARTICLE XXIV

MISCELLANEOUS

24.1. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

24.2. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by Operator.

24.3. The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

24.4. A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.

24.5. This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.

24.6. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of Maryland, without reference to its conflict of laws provisions.

24.7. This Agreement may be executed in any number of counterparts each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Signatures on this Agreement shall be deemed to be original signatures for all purposes of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.

SUNSTONE HOTELS TRS LESSEE, INC.

By:
Name:
Title:

SUNSTONE HOTELS PROPERTIES, INC.

By:
Name:
Title:

EXHIBIT A

Form of Budgets

EXHIBIT B

Insurance Amounts

Glossary of Terms

Accounting Fee	Section 9.2

Agency Account	Section 7.1(C)

Agreement	Preamble

Basic Fee	Section 9.1

Budgets	Section 8.4

Building	Section 1.1(A)

BuyEfficient Program	Section 6.2

Capital Budget	Section 8.4(B)

Cash Forecast	Section 7.1(A)

Centralized Services	Section 6.1

Change in Control	Section 19.1

Code	Section 23.1

Commencement Date	Section 2.1

CPI	Section 8.6

Deposit Account	Section 7.1(A)

Emergency Expenses	Section 8.5

Employment Claim	Section 22.3

Employment Insurance	Section 12.1(F)

Employment Laws	Section 4.5

Employment Policies	Section 4.6

FF&E	Section 1.1(C)

FF&E Reserve Account	Section 7.1(D)

Fiscal Year	Section 10.5

Fixed Charges	Section 10.3

Gross Operating Profit	Section 10.7

Hotel	Recital A

Hotel Employees	Section 3.8(A)

Indemnified Party	Section 22.4

Initial Term	Section 2.1

Installations	Section 1.1(B)

Involuntary Proceeding	Section 17.1(C)

Leases	Section 3.8(C)

Major Agreements	Section 3.8(J)

Major Lease	Section 3.8(C)(viii)

Major Renovations	Section 3.8(L)

Master Agreement	Recital B

Monthly Reports	Section 8.2

Necessary Expenses	Section 8.5

Net Operating Income	Section 10.4

Obligor	Section 22.4

Operating Budget	Section 8.4(A)

Operating Equipment	Section 1.1(D)

Operating Expenses	Section 10.2(A)

Operating Loss	Section 10.6

Operating Supplies	Section 1.1(E)

Operating Term	Section 2.1

Operator	Preamble

Operator Affiliate	Section 3.8(D)(iii)

Operator Paid Amounts	Section 7.1(C)

Opportunity Expenses	Section 8.5

Owner	Preamble

Owner Account	Section 7.1(B)

Owner Affiliate	Recital B

Performance Failure	Section 17.8

Property Taxes	Section 10.3(i)

REIT	Section 23.1

Renewal Term	Section 2.1

SEC	Section 8.8

STR Report	Section 17.8

Tax Contest	Section 13.2

Term	Section 2.1

Termination Fee	Section 17.7

Total Revenues	Section 10.1(A)

Uniform System	Section 8.1

WARN Act	Section 4.3